Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600

KVH Reports Results for Second Quarter

•	Second quarter revenue of $21.9 million with net income of $0.2 million or $0.01 per diluted share

•	Quarterly airtime revenues approximately $3 million

•	Fiber optic gyro revenues up 50% sequentially from first quarter of 2009

MIDDLETOWN, RI – July 28, 2009 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2009. Revenue for the second quarter of 2009 was $21.9 million, down 2% from the quarter ended June 30, 2008. Net income for the period was $0.2 million, or $0.01 per diluted share. During the same period last year the company reported net income of $2.0 million or $0.14 on a per diluted share basis.

For the six months ended June 30, 2009, revenue was $40.1 million, down 12% compared to $45.4 million for the six months ended June 30, 2008. KVH reported a net loss of $2.4 million or $0.17 on a per share basis for the first six months of 2009. During the same period last year, the company reported net income of $3.6 million or $0.24 on a per diluted share basis.

“We set a series of aggressive goals for our business with the aim of achieving a strong sequential improvement in our results for the second quarter,” said Martin Kits van Heyningen, KVH’s chief executive officer. “I’m pleased to say that we met and exceeded many of those goals. Despite the continuing economic volatility, our strategic growth drivers gained ground and helped set us on a course for what I believe will be long-term success.

“For example, we achieved our third consecutive record quarter for fiber optic gyro sales. We also took major steps in the expansion of our maritime broadband network while, at the same time, the revenue contribution from our broadband airtime services continued to grow. Together, these strategic initiatives helped counterbalance the continuing pressure that the economic environment put on sales of our satellite products, especially to the consumer markets.”

In the second quarter of 2009, mobile communications revenue from marine, land, and aeronautical products and services was $12.5 million, down 31% on a year-over-year basis. Mr. Kits van Heyningen commented, “While domestic and international sales of satellite products into the leisure land and leisure marine markets declined compared to the second quarter last year, our TracPhone V7 and mini-VSAT Broadband initiative continued to make significant strides. First, we recently reached a major milestone as we sold and shipped our 500th TracPhone V7. We also put in place agreements that will bring our mini-VSAT Broadband service to Asian waters, the Indian Ocean, Australia, and New Zealand in the coming months. Quarterly airtime revenue was up 88% year over year to approximately $3 million, the significant majority of which was derived from mini-VSAT Broadband subscriptions, meeting our expectations for the strategic value of this new business endeavor. We are now turning our eyes toward continued network expansion in the Atlantic as well as Africa, especially in support of the oil fields off the western coast.”

KVH’s defense-related guidance and stabilization revenue from KVH’s fiber optic gyro solutions, TACNAV® military navigation systems, and related services was approximately $9.3 million in the second quarter of 2009, up 130% on a year-over-year basis. “While revenue from tactical navigation product sales and associated services was down 22% year over year, our fiber optic gyro business posted an impressive 50% sequential increase in sales over our record first quarter of this year. The success in this area of our business stems not only from our sales of fiber optic gyros for remote weapon stations but also from increased sales to a variety of other commercial and defense applications,” concluded Mr. Kits van Heyningen.

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “The high level of sales of relatively higher margin fiber optic gyros helped us achieve better-than-anticipated results on both the top and the bottom line. Gross margin was slightly better than expected at almost 36%. We also demonstrated good operating expense control resulting in a sequential decline from the first quarter of 2009 on a dollar basis. Cash, cash equivalents, and marketable securities increased sequentially by more than $5 million from the prior quarter primarily as a result of a new $4 million mortgage, sequential improvement in net margin and a prepayment of a mini-VSAT Broadband airtime contract by a U.S. government customer. Inventory levels, while still high, are improving, our balance sheet remains strong overall, and we have the resources at hand to support our investment in long-term growth drivers for the company.

“Looking ahead to the third quarter, we expect that the continuing tough economic conditions as well as historical seasonality factors will put pressure on sales to the consumer and leisure marine and land markets. Although there is always uncertainty in this environment, we do expect sequential increases for our mini-VSAT Broadband offering, for our aeronautical satellite TV antenna, and to a modest extent for our fiber optic gyroscopes. We expect that total sales in the third quarter should be about equal to the second quarter, followed by a sequential increase in the fourth quarter. For the second half of the year, we expect net margin to be about breakeven, reflecting a modest loss in the third quarter and turning to a modest profit in the fourth quarter. Ongoing strong investments in the mini-VSAT Broadband service infrastructure are contributing to the near-term margin pressure, and visibility in most markets remains very limited.”

Recent Operational Highlights:

•	On July 27, 2009, KVH announced that it had sold and shipped its 500th TracPhone V7 satellite communications system for use with the company’s mini-VSAT Broadband service.

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On July 27, 2009, KVH announced that it expected mini-VSAT Broadband coverage for the Australia and New Zealand region to go live in August 2009 following the completion of successful service testing on the Intelsat IS-2 satellite.

•	On July 15, 2009, KVH announced that it had received a new $2.5 million order for its DSP-3100 fiber optic gyros for use in remote weapon stations.

•	On June 17, 2009, KVH introduced its new DSP-1500 fiber optic gyro, the smallest precision FOG currently available.

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On June 9, 2009, KVH introduced a crew calling solution for its TracPhone V7 satellite communications system, increasing the versatility and value of the system for crew morale and retention, especially in the commercial maritime industry.

•	On June 4, 2009, KVH took control of the North American and Caribbean Regions for the mini-VSAT Broadband service.

•	On June 3, 2009, SP-JSAT and KVH entered a distribution agreement for KVH’s TracPhone V7 as well as new mini-VSAT Broadband service coverage in Asia and the Indian Ocean.

•	On June 1, 2009, KVH announced that it had built and shipped its 25,000th fiber optic gyro.

•	On May 5, 2009, KVH unveiled its new TracPhone FB150, a compact and affordable new maritime satellite communications system for use with the Inmarsat FleetBroadband service.

•	On April 29, 2009, KVH announced that it had received a $1 million order for its fiber optic gyro-based CNS-5000 GPS/IMU continuous navigation system.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, and Kokkedal, Denmark.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of a potentially worsening recession, such as availability of consumer credit and increases in fuel prices, on the sale and use of motor vehicles and marine vessels; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; the need for qualification of products to customer or regulatory standards; delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2009. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales:
Product	$18,129	$19,162	$33,693	$40,409
Service	3,727	3,153	6,438	5,039

Net sales	21,856	22,315	40,131	45,448

Costs and expenses:
Costs of product sales	11,389	11,614	22,479	24,061
Costs of service sales	2,688	1,376	4,375	2,321
Research and development	1,858	1,657	3,973	3,991
Sales, marketing and support	3,971	4,173	8,130	8,257
General and administrative	1,853	1,541	3,780	3,288

Total costs and expenses	21,759	20,361	42,737	41,918

Income (loss) from operations	97	1,954	(2,606)	3,530

Interest income	93	310	205	759
Interest expense	25	37	37	81
Other income (expense), net	10	12	8	(195)

Income (loss) before income tax expense	175	2,239	(2,430)	4,013
Income tax (benefit) expense	(16)	255	(64)	448

Net income (loss)	$191	$1,984	$(2,366)	$3,565

Net income (loss) per common share:
Basic and diluted	$0.01	$0.14	$(0.17)	$0.24

Weighted average number of common shares outstanding:
Basic	13,956	14,463	13,982	14,566

Diluted	14,113	14,490	13,982	14,572

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2009	December 31, 2008

ASSETS

Cash, cash equivalents and marketable securities	$42,211	$42,660
Accounts receivable, net	12,767	13,960
Inventories	13,848	15,484
Other current assets	1,618	807

Total current assets	70,444	72,911

Property and equipment, net	14,110	13,286
Deferred income taxes	3,334	3,334
Other non-current assets	5,607	4,226

Total assets	$93,495	$93,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$12,524	$12,662
Current portion of long-term debt	114	2,026

Total current liabilities	12,638	14,688

Other long-term liabilities	82	—
Long-term debt, excluding current portion	3,867	—
Stockholders’ equity	76,908	79,069

Total liabilities and stockholders’ equity	$93,495	$93,757

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